UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of earliest event reported: December 11, 2015

NovaBay Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33678	68-0454536
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5980 Horton Street, Suite 550, Emeryville, CA 94608

(Address of Principal Executive Offices) (Zip Code)

(510) 899-8800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07     Submission of Matters to a Vote of Security Holders

On December 11, 2015, NovaBay Pharmaceuticals, Inc. (the “Company” or “NovaBay”) held a special meeting of stockholders (the “Special Meeting”), at which the Company’s stockholders considered two (2) proposals, each of which is described in more detail in the Company’s Proxy Statement filed with the Securities and Exchange Commission on November 20, 2015. There were 87,138,547 outstanding shares entitled to vote and there were 63,704,958 shares present in person or by proxy, representing 73% of the shares outstanding and entitled to vote. The voting results are presented below.

1.

To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”) to effect a reverse stock split of all of the outstanding shares of NovaBay common stock, par value $0.01 per share, at a specific ratio within a range from 1-for-15 to 1-for-25, and to grant authorization to our Board of Directors to determine, in its sole discretion, the specific ratio and timing of the reverse stock split any time before January 31, 2016 (“Proposal One”). The results were as follows:

For	Against	Abstain	Broker Non-Votes[1]
56,579,998	6,251,749	873,211	0

2.

To adjourn the Special Meeting, if necessary or appropriate, to establish a quorum or to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting cast in favor of Proposal One. The results were as follows:

For	Against	Abstain	Broker Non-Votes[1]
57,961,597	5,138,886	604,475	0

Item 8.01     Other Events.

On December 11, 2015, the Company filed a press release disclosing the approval by the Board of Directors of a 1-for-25 reverse stock split. A copy of the press release is furnished herewith as Exhibit 99.1.

Item 9.01     Exhibits

Exhibit No.	Description
99.1**	Press Release, dated December 11, 2015.

** Furnished herewith.

1.         A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to the item and has not received voting instructions from the beneficial owner of the shares it holds. Broker non-votes are counted when determining whether the necessary quorum of stockholders is present or represented at each annual meeting.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NovaBay Pharmaceuticals, Inc.
(Registrant)

By:	/s/ Thomas J. Paulson
Thomas J. Paulson
Chief Financial Officer and Treasurer

Dated: December 11, 2015